Exhibit 21.1

SALISBURY BANCORP, INC.

SUBSIDIARIES OF REGISTRANT

Salisbury Bank and Trust Company, a Connecticut state chartered commercial bank.

Subsidiaries of Salisbury Bank and Trust Company:

SBT Mortgage Service Corporation, a Connecticut corporation.

S.B.T. Realty, Incorporated, a New York corporation.